Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-282030

Amendment No. 1 to

Prospectus Supplement (dated August 7, 2025)

(To Prospectus dated September 20, 2024)

Up to $3,660,000 of Shares of Class A Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends and supplements our prospectus supplement dated August 7, 2025 (the “Original ATM Prospectus Supplement,” and collectively with this Amendment, the “Amended ATM Prospectus Supplement”). This Amendment should be read in conjunction with the Original ATM Prospectus Supplement and the base prospectus included in our Shelf Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission on September 11, 2024 and declared effective on September 20, 2024 (File No. 333-282030) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Original ATM Prospectus Supplement or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Original ATM Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

We entered into an At The Market Offering Agreement, dated August 7, 2025 (the “Sales Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright” or the “Sales Agent”), relating to shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), offered by the Amended ATM Prospectus Supplement. In accordance with the terms of the Sales Agreement, from time to time we may offer and sell shares of our Class A Common Stock (the “Shares”) through Wainwright acting as sales agent or principal. As of the date of this Amendment, we have sold an aggregate of $4,367,863 of shares of Class A Common Stock pursuant to the ATM Agreement and the Amended ATM Prospectus Supplement.

Sales of shares of our Class A Common Stock, if any, under the Amended ATM Prospectus Supplement and the accompanying Prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Capital Market, the existing trading market for our Class A Common Stock, or any other existing trading market in the United States for our Class A Common Stock, sales made to or through a market maker other than on an exchange or otherwise, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. Subject to terms of the Sales Agreement, the Sales Agent is not required to sell any specific number or dollar amounts of securities but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the Sales Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Sales Agent will be entitled to compensation under the terms of the Sales Agreement at a commission rate of up to 3.0% of the gross sales price per share sold. In connection with the sale of shares of our Class A Common Stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent against certain liabilities, including liabilities under the Securities Act. See the section titled “Plan of Distribution” on page S-14 of the Amended ATM Prospectus Supplement. This offering pursuant to the Amended ATM Prospectus Supplement and the accompanying Prospectus will terminate upon the earlier of (a) the sale of shares of our Class A Common Stock pursuant to the Amended ATM Prospectus Supplement and the accompanying Prospectus, or (b) the termination by us or the Sales Agent of the Sales Agreement pursuant to its terms.

We are filing this Amendment to the Original ATM Prospectus Supplement to update the amount of shares of Class A Common Stock we are eligible to sell under General Instruction I.B.6. As a result of these limitations and the current public float of our Class A Common Stock, and in accordance with the terms of the ATM Agreement, after filing this Amendment we may offer and sell additional shares of Class A Common Stock having an aggregate offering price of up to $3,660,000 from time to time through Wainwright, which does not include the shares of Class A Common Stock having an aggregate sales price of $4,367,863 that were sold pursuant to the Original ATM Prospectus Supplement prior to the filing of this Amendment.

As of the date of this Amendment, the aggregate market value of our outstanding Class A Common Stock held by non-affiliates is $24,086,494, which is calculated based on 14,168,526 shares of our outstanding Class A Common Stock held by non-affiliates as of the date of this Amendment and a price of $1.70 per share, the closing price of our Class A Common Stock on April 14, 2026, which is the highest closing sale price of our Class A Common Stock on the Nasdaq within the prior 60 days of this Amendment. During the prior twelve calendar month period that ends on and includes the date hereof, we have offered and sold shares of our Class A Common Stock having an aggregate sales price of $4,367,863 pursuant to General Instruction I.B.6 to Form S-3.

Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SNAL.” On May 15, 2026, the last reported sale price of our Class A Common Stock on Nasdaq was $1.16 per share.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for the Amended ATM Prospectus Supplement and future filings. See the section of the Amended ATM Prospectus Supplement entitled “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page S-7 of the Amended ATM Prospectus Supplement and under similar headings in the documents that are incorporated by reference into the Amended ATM Prospectus Supplement and the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Amended ATM Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is May 20, 2026.